Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Swiftmerge Acquisition Corp. on Amendment No. 2 to Form S-1 (Form No. 333-254633) of our report dated February 22, 2021, except for Note 4, Note 5, Note 6, Note 7 and Note 8 as to which the date is July 28, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Swiftmerge Acquisition Corp. as of February 8, 2021 and for the period from February 3, 2021 (inception) through February 8, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

October 22, 2021